Exhibit 99.1

American Media Systems Co. Announces Completion of New York Super Bowl Television Commercial for Deutsche Bank and DWS Scudder

Reno, Nevada February 3rd, 2006 - American Media Systems Co., (OTCBB:AMSY) is pleased to announce the completion of the Deutsche Bank, DWS Scudder television commercial "One Team" debuting in New York City during Super Bowl. American Media Systems provided the director of photography during the on location shoot in Whistler, Canada.

"We at AMS are very pleased with the opportunity to work on a project for such a well renowned firm as Deutsche Bank." commented AJ Vesak, President of American Media Systems. "We feel fortunate that Brouillard Communications and 8twenty.two Corp chose AMS for their DOP work and look forward to working with these great firms again in the future."

About American Media Systems - an award-winning media company specializing in Aerial Cinematography and the design and development of advanced media sales tools. With wholly owned production facilities in the Pacific Northwest, American Media Systems has provided aerial cinematography for such firms as Pepsi, Sony, Porsche, Ford, Universal and Disney. American Media Systems is well positioned to serve clients across North America, Europe and Asia.

Statements contained in this news release that are not historical facts are forward-looking statements that involve various risks and uncertainty affecting the business of American Media Systems Co. Actual results may vary materially from the information provided in this release. As a result there is no representation by American Media Systems Co. that actual results realized in the future will be the same in whole or in part as those presented

For information on American Media Systems Co. please call 866-651-2219 or visit our web site at www.americanmediasystems.com